Exhibit 99.1

Company Contact:	Investor Relations:
Richard Garr, President (301) 366-4960	ICR, Inc.
Media Contact: Ina McGuinness (310) 954-1100
Planet Communications
Deanne Eagle	(917) 837-5866

For Immediate Release

NEURALSTEM RECEIVES FINAL NOTICE OF ALLOWANCE FOR NEW STEM CELL IMMORTALIZATION TECHNOLOGY PATENT

Rockville, MD, January 26, 2009 —Neuralstem, Inc. (NYSE Alternext US: CUR) today announced that it has received Official Notice of Allowance for its patent application, number 10/047,352, for Stable Neural Stem Cell Lines from the US Patent and Trade Office (USPTO). This patent covers the technology to immortalize any human neural stem cell, rendering its growth robust and long-lasting.

“We are pleased to have received the Notice of Allowance on this important technology,” said President & CEO Richard Garr.  “The technology behind this patent allows us to grow practically unlimited quantities of neural stem cells from all regions of the brain without regard to the natural mitotic (growth) limits of cells from a particular region.  Equally important, this technology is a next-generation immortalization process that avoids the harmful effects of traditional immortalization methods, which have invariably resulted in uncontrolled growth. Our technology provides the necessary assurance that the cell lines are fully controlled and remain consistent trial-over-trial and year-after-year. This consistency is ultimately key to the  commercialization of any cell products and greatly enhances our ability to deliver cell therapies for very prevalent diseases, such as stroke and traumatic brain injury. It will also enable, for the first time, systematic drug screening against many different kinds of normal human brain cells for new Central Nervous System (CNS) drugs, and stem cell-mediated protein delivery for neurologic diseases.”

About the Technology

The newly patented method uses cMyc-ER, a recombinant fusion of two proteins normally present in cells, c-Myc, a human cell-cycle regulating protein, and estrogen receptor (ER), a human protein that is activated by estrogen.  By transiently increasing the concentration of the c-Myc protein, a cell inserted with cMyc-ER is able to overcome the natural aging process inherent in the cell without losing any of its stem cell properties.  The immortalized human neural stem cell can be grown for over 60 cell-doublings and is clonally expandable (that is starting from one cell).

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS). The Company filed an IND (Investigational New Drug) application with the FDA for ALS clinical trials in December, 2008, and has entered into a collaborative agreement with Albert-Ludwigs-University, in Freiburg, Germany, to develop clinical trials for Huntington’s disease.

In pre-clinical work, the company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10- KSB for the year ended December 31, 2007 and the quarterly report on form 10-Q for the period ended September 30, 2008.

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